Global Axcess Corp Announces Settlement Agreement

JACKSONVILLE, FL, JANUARY 27, 2009 /PRNewswire-FirstCall/ - Global Axcess Corp (OTCBB: GAXC) (the “Company”), an independent provider of ATM solutions, today announced that it has reached a settlement with Sidney Michael Cole (“Cole”), an investor and shareholder of the Company. Pursuant to the terms of the settlement, the Company’s insurer shall tender a lump sum cash amount to Mr. Cole’s counsel on or before February 12, 2009 and Mr. Cole shall retain ownership of any Company stock and warrants that he owned prior to executing the settlement agreement.  As a result of the settlement, all claims will be dismissed with prejudice and each party will pay its own attorney fees and costs.  The terms of the settlement will have no impact on the Company’s income statement and there will be no cash outlay by the Company. All legal expenses incurred by the Company relating to this matter will be covered under the Company’s director and officer insurance policy.

Mr. George McQuain, Chief Executive Officer of the Company, stated, “We are very pleased that we have reached final settlement on three of the four legacy legal issues that we inherited from the previous management team.  We are actively working on finalizing the settlement on the only remaining legacy item.  We will announce news as it is warranted.”

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of ATM services in the United States. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (“NMS”), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns, manages or operates approximately 4,200 ATMs in its national network spanning 44 states. For more information on the Company, please visit http://www.globalaxcess.biz.

Investor Relations Contact:
Sharon Jackson, 904-395-1149
Sharon.Jackson@GLXS.biz

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The Company undertakes no obligation to update any forward-looking statements.